As filed with the Securities and Exchange Commission on March 22, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Telecom Argentina S.A.

(Exact Name of Registrant as Specified in its Charter)

Telecom Argentina Inc.

(Translation of Registrant’s Name into English)

Republic of Argentina

(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable

(I.R.S. Employer Identification Number)

Alicia Moreau de Justo, No. 50

C1107AAB, City of Buenos Aires,

Argentina

Telephone: (54-11) 4968-4000

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Jorge U. Juantorena, Esq.

Emilio Minvielle, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit(3)		Proposed maximum aggregate offering price		Amount of registration fee
Class B ordinary shares (par value Ps.1.00 (one Argentine peso) per share, underlying American depositary shares (“ADSs” )) (1) (2)	58,173,522	U.S.$	4.49	U.S.$	260,937,332.93	U.S.$	30,242.64

(1) Each ADS represents rights to five class B ordinary shares.  ADSs evidenced by American depositary receipts (“ADRs”) issuable on deposit of class B ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-201061) effective December 18, 2014.

(2) Includes common shares underlying ADSs that may be offered by the selling shareholder to be referred to in a prospectus supplement, including pursuant to any over-allotment options.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c), the offering price and registration fee are computed based on the average of the high and low prices reported for the registrant’s ADRs traded on the New York Stock Exchange on March 21, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

PROSPECTUS

TELECOM ARGENTINA S.A.

COMMON SHARES IN THE FORM OF AMERICAN DEPOSITARY SHARES

The selling shareholder to be identified in a prospectus supplement may offer and sell from time to time our (i) class B ordinary shares, or “class B shares,” underlying American depositary shares, or “ADSs,” and (ii) ADSs representing rights to five class B shares.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.  When the selling shareholder offers securities, the specific terms of the securities, the offering price and the specific manner in which they may be offered will be described in supplements to this prospectus.  The securities may be offered and sold in one or more series in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus.

The selling shareholder may sell these securities directly, through agents designated from time to time or through underwriters or dealers.  If any of our agents or any underwriters are involved in the sale of securities, we will include the names of those agents or underwriters and any commissions or discounts they may receive in the applicable prospectus supplement.

Our class B shares are currently listed on the Mercado de Valores de Buenos Aires S.A., or the “MERVAL,” under the symbol “TECO2.”  ADSs representing rights to our class B shares are currently listed on the New York Stock Exchange, or the “NYSE,” under the symbol “TEO.”

Investment in the securities involves risks.  See “Risk Factors” beginning on page 5 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE ARGENTINE COMISIÓN NACIONAL DE VALORES (THE NATIONAL SECURITIES COMMISSION, OR “CNV”).  THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN SUCH JURISDICTION, NOR DOES THIS PROSPECTUS CONSTITUTE AN INVITATION TO SUBSCRIBE FOR OR PURCHASE ANY SECURITIES.  IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY ARGENTINE CITIZEN WHO MAY ACQUIRE SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

March 22, 2017

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein.  We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you.  This document may only be used where it is legal to sell these securities.  You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process.  Under this shelf process, the selling shareholder may from time to time offer the equity securities described in this prospectus.

As used in this prospectus, the term “Telecom Argentina” refers to Telecom Argentina S.A. excluding its subsidiaries, as of March 22, 2017, Telecom Personal S.A., Núcleo S.A., Personal Envíos S.A. (“Envíos”), Telecom Argentina USA Inc. and Micro Sistemas S.A.  The terms “the Company,” “Telecom,” “we,” “our” and “us” refer to Telecom Argentina S.A. and its consolidated subsidiaries as of March 22, 2017, and “securities” refers to our class B shares underlying ADSs and ADSs representing rights to our class B shares, unless the context otherwise requires or unless otherwise specified.  The term “Personal” refers to Telecom Personal S.A., our subsidiary engaged in the provision of mobile telecommunication services in Argentina. The term “Núcleo” refers to Núcleo S.A., Personal’s subsidiary engaged in the provision of mobile telecommunication services in Paraguay. Envíos is Núcleo’s subsidiary engaged in the provision of mobile financial services in Paraguay.

This prospectus only provides a general description of the securities that the selling shareholder may offer.  Each time the selling shareholder offers securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities.  We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC.  The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus.  Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this prospectus contains information that is forward-looking, including, but not limited to:

•                  our expectations for our future performance, revenues, income, earnings per share, capital expenditures, dividends, liquidity and capital structure;

•                  the implementation of our business strategy;

•                  the changing dynamics and growth in the telecommunications market;

•                  our outlook for new and enhanced technologies;

•                  the effects of operating in a competitive environment;

•                  industry conditions;

•                  the outcome of certain legal proceedings;

•                  regulatory and legal developments; and

•                  other factors identified or discussed under “Item 3. Key Information.  Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2015 (the “2015 Form 20-F”).

This prospectus contains certain forward-looking statements and information relating to Telecom that are based on current expectations, estimates and projections of our management and information currently available to Telecom.  These statements include, but are not limited to, statements made in any reports on Form 6-K or annual reports on Form 20-F that may be incorporated in this prospectus by reference or a prospectus supplement, and the 2015 Form 20-F, including “Item 3. Key Information. Risk Factors,” “Item 5. Operating and Financial Review and Prospects” under the captions “Critical Accounting Policies” and “Trend Information,” “Item 8. Financial Information. Legal Proceedings” and other statements about the Telecom’s strategies, plans, objectives, expectations, intentions, capital expenditures and assumptions and other statements contained that are not historical facts.  When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “will,” “may” and “should” and other similar expressions are generally intended to identify forward-looking statements.

These statements reflect the current views of the management of the Company with respect to future events.  They are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict.  In addition, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause actual results, performance or achievements of Telecom to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements.  These factors include, among others:

•                  our ability to successfully implement our business strategy;

•                  our ability to introduce new products and services that enable business growth;

•                  uncertainties relating to political and economic conditions in Argentina and Paraguay;

•                  inflation, the devaluation of the peso and of the Guaraní and exchange rate risks in Argentina and Paraguay;

•                  restrictions on the ability to exchange pesos into foreign currencies and transfer funds abroad;

•                  the way the Argentine government regulates Law No. 27,078, the Argentina Digital Law or “LAD,” as amended by Decree No. 267/15, as well as the impact of the announced new project, the Telecommunications Law, which has not yet been sent to Congress;

•                  the creditworthiness of our actual or potential customers;

•                  nationalization, expropriation and/or increased government intervention in companies;

•                  technological changes;

•                  the impact of legal or regulatory matters, changes in the interpretation of current or future regulations or reform and changes in the legal or regulatory environment in which we operate; and

•                  the effects of increased competition.

Many of these factors are macroeconomic and regulatory in nature and therefore beyond the control of the Company’s management.  Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, planned or projected.  The Company does not intend and does not assume any obligation to update the forward-looking statements contained in this prospectus.

These forward-looking statements are based upon a number of assumptions and other important factors that could cause our actual results, performance or achievements to differ materially from our future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.

TELECOM ARGENTINA S.A.

Telecom Argentina S.A. is one of the largest private-sector companies in Argentina in terms of revenues, net income, capital expenditures and number of employees.  Telecom Argentina has a non-expiring license to provide fixed-line telecommunications services in Argentina, and it also provides other telephone-related services such as international long-distance service, data transmission, IT solutions outsourcing and Internet services.  Through our subsidiaries, we also provide mobile telecommunications services and international wholesale services.

At Telecom Argentina’s ordinary, extraordinary and general shareholders’ meeting held on June 22, 2015, the shareholders approved amendments to Telecom Argentina’s corporate purpose to include the provision of Audiovisual Communication Services. Telecom Argentina obtained authorization for the amendments from the Federal Authority for Information and Communication Technologies (Autoridad Federal de Tecnologías de la Información y las Comunicaciones, or AFTIC), the CNV and the General Agency of Corporations (Inspección General de Justicia, or “IGJ”).  IGJ registered the amendment to Telecom Argentina’s by-laws on September 26, 2015.  In addition, at Personal’s extraordinary unanimous shareholders’ meeting held on November 26, 2015, the shareholders also approved amendments to Personal’s corporate purpose to include the provision of Audiovisual Communication Services.  The amendment to Personal’s by-laws was registered by IGJ on January 25, 2016.

We are incorporated as a sociedad anónima under the laws of Argentina.  Our principal executive offices are located at Alicia Moreau de Justo 50, City of Buenos Aires, Argentina (C1107AAB).  Our telephone number is + (54-11) 4968-4000.  Our website address is www.telecom.com.ar.  None of the information available on our website or elsewhere will be deemed to be included or incorporated by reference into this prospectus.

RISK FACTORS

We have set forth risk factors in the 2015 Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities our selling shareholder may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference, or in a prospectus supplement.  You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to our Shares and ADSs

Trading of our class B shares in the Argentine securities markets is limited and could experience further illiquidity and price volatility.

Argentine securities markets are substantially smaller, less liquid and more volatile than major securities markets in the U.S. In addition, Argentine securities markets may be materially affected by developments in other emerging markets, particularly other countries in Latin America.  Our class B shares underlying ADSs are less actively traded than securities in more developed countries and, consequently, an ADS holder may have a limited ability to sell the class B shares underlying ADSs (upon withdrawal from the ADSs facility) in the amount and at the price and time that it may desire.  This limited trading market may also increase the price volatility of our class B shares underlying the ADSs.

Holders of ADSs may be adversely affected by currency devaluations and foreign exchange fluctuations.

If the peso exchange rate falls relative to the U.S. dollar, the value of the ADSs and any distributions made thereon from the depositary, could be adversely affected.  Cash distributions made in respect of the ADSs may be received by the depositary (represented by the custodian bank in Argentina) in pesos, which will be converted into U.S. dollars and distributed by the depositary to the holders of the ADRs evidencing those ADSs if in the judgment of the depositary such amounts may be converted on a reasonable basis into U.S. dollars and transferred to the United States on a reasonable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders.  In addition, the depositary will incur foreign currency conversion costs (to be borne by the holders of the ADRs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to the ADSs.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell the class B shares underlying the ADSs on the MERVAL at the price and time you desire.

Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature.  The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets.  There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States.  The ten largest companies in terms of market capitalization represented approximately 94% of the aggregate market capitalization of the MERVAL as of December 31, 2016.  Accordingly, although you are entitled to withdraw the class B shares underlying the ADSs from the depositary at any time, your ability to sell such shares on the MERVAL at a price and time at which you wish to do so may be substantially limited.

We are traded on more than one market and this may result in price variations; in addition, investors may not be able to easily move shares for trading between such markets.

Trading in the class B shares underlying ADSs or ADSs in the United States and Argentina, respectively, will take place in different currencies (U.S. dollars on the NYSE and pesos on the MERVAL), and at different times (resulting from different trading platforms, different time zones, different trading days and different public holidays in the United States and Argentina).  The trading prices of the class B shares underlying ADSs on these two markets may differ due to these and other factors.  Any decrease in the price of the class B shares underlying ADSs on the MERVAL could cause a decrease in the trading price of the ADSs on the NYSE. Investors could seek to sell or buy the class B shares underlying ADSs to take advantage of any price differences between the markets through a practice referred to as “arbitrage.” Any arbitrage activity could create unexpected volatility in both our share prices on one exchange, and the ADSs available for trading on the other exchange.  In addition, holders of ADSs will not be immediately able to surrender their ADSs and withdraw the underlying class B shares for trading on the other market without effecting necessary procedures with the depositary.  This could result in time delays and additional cost for holders of ADSs.

As a foreign private issuer, we will not be subject to U.S. proxy rules and will be exempt from filing certain reports under the Securities Exchange Act of 1934.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act of 1934 (the “Exchange Act”) related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act, and we are generally exempt from filing quarterly reports with the SEC under the Exchange Act.

In addition, we would lose our foreign private issuer status if a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status.  Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory.  The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher.  If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.  We would have to present our financial statements under U.S. GAAP and may also be required to modify certain of our policies to comply with corporate governance practices applicable to U.S. domestic issuers.  Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

If we do not file or maintain a registration statement and no exemption from the Securities Act of 1933 (“Securities Act”) registration is available, U.S. holders of ADSs may be unable to exercise preemptive rights granted to our holders of class B shares underlying ADSs.

Under Argentine corporations law, if we issue new shares as part of a capital increase, our shareholders may have the right to subscribe to a proportional number of shares of the same class to maintain their existing ownership percentage.  Rights to subscribe for shares in these circumstances are known as preemptive rights.  In addition, shareholders are entitled to the right to subscribe for the unsubscribed shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights.  According to our By-laws, in the case of an issuance of any among our three classes of common stock (class A ordinary shares, class B shares and class C ordinary shares), accretion rights shall be limited to the shares of the same class for which there has been no subscription.  If, once accretion rights have been exercised, there remains class B shares or class C ordinary shares for which to subscribe, the same shares may be subscribed for by shareholders of any of our three classes of common stock, with no distinction, in proportion to the shares of common stock for which such shareholder has subscribed on such occasion.  Upon the occurrence of any future increase in our class B shares, U.S. persons (as defined in Regulation S under the Securities Act) holding our class B shares underlying ADSs or ADSs may be unable to exercise preemptive and accretion rights granted to our holders of class B shares underlying ADSs in connection with any future issuance of our class B shares underlying ADSs unless a registration statement under the Securities Act is effective with respect to both the preemptive rights and the new class B shares underlying ADSs, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file or maintain a registration statement relating to any preemptive rights offerings with respect to our class B shares underlying ADSs, and we cannot assure you that we will file or maintain any such registration statement or that an exemption from registration will be available. Unless those class B shares underlying ADSs or ADSs are registered or an exemption from registration applies, a U.S. holder of our class B shares underlying ADSs or ADSs may receive only the net proceeds from those preemptive rights and accretion rights if those rights can be assigned by the ADS depositary; if the rights cannot be sold, they will be allowed to lapse. Furthermore, the equity interest of holders of shares or ADSs located in the U.S. may be diluted proportionately upon future capital increases.

Our status as a foreign private issuer allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Argentine practices concerning corporate governance and intend to continue to do so.  For example, according to Argentine securities law, our audit committee, unlike the audit committee of a U.S. issuer, will only have an “advisory” and/or “supervisory” role, such as assisting our board of directors with the evaluation the performance and independence of the external auditors and exercising the function of our internal control.  Accordingly, holders of our ADSs will not have the same protections afforded to shareholders of U.S. companies that are subject to all of the NYSE corporate governance requirements.

If we are a passive foreign investment company for U.S. federal income tax purposes for any taxable year, U.S. holders of our ADSs could be subject to adverse U.S. federal income tax consequences.

If we were a “passive foreign investment company,” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended, or a “PFIC,” for any taxable year during which a U.S. holder (as defined in “Taxation—United States Federal Income Taxes”) holds our ADSs or class B shares underlying ADSs, certain adverse U.S. federal income tax consequences may apply to the U.S. holder. We do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or the reasonably foreseeable future, although there can be no assurance in this regard. Our possible status as a PFIC must be determined annually and therefore may be subject to change. This determination will depend on the composition of our income and assets, the market valuation of our assets (including, among others, our goodwill) from time to time, and our spending schedule for cash balances and the proceeds of any offering, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC, U.S. holders of our ADSs or class B shares underlying ADSs may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on gains recognized and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements.

Changes in Argentine tax laws may adversely affect the tax treatment of our class B shares underlying ADSs or ADSs.

On September 23, 2013, the Argentine income tax law was amended by the passage of Law 26,893 (the “Argentine Income Tax Law”). The amended law establishes that the sale, exchange or other transfer of shares and other securities is subject to a capital gain tax at a rate of 15% for Argentine resident individuals and foreign beneficiaries. There is an exemption for Argentine resident individuals if certain requirements are met; however, there is no such exemption for non-Argentine residents. See “Taxation—Material Argentine Tax Considerations.” However, as of the date hereof many aspects of the amended tax law remain unclear and, they are subject to further rulemaking and interpretation, which may adversely affect the tax treatment of our class B shares underlying ADSs and/or ADSs. The income tax treatment of income derived from the sale of ADSs, dividends or exchanges of shares from the ADS facility may not be uniform under the revised Argentine Income Tax Law. The possibly varying treatment of source income could impact both Argentine resident holders as well as non-Argentine resident holders. In addition, should a sale of ADSs be deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued regarding the mechanism for paying the Argentine capital gains tax when the sale exclusively involves non-Argentine parties. However, as of the date of this prospectus, no administrative or judicial rulings have clarified the ambiguity in the law. Conversely, if the sale of ADSs were deemed to give rise to foreign source income, no income tax would apply.

Therefore, holders of our class B shares, including in the form of ADSs, are encouraged to consult their tax advisors as to the particular Argentine income tax consequences under their specific facts.

We are organized under the laws of Argentina and holders of the ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts.

We are organized under the laws of Argentina. A significant portion of our and our subsidiaries’ assets are located outside the U.S. Furthermore, almost all of our directors and officers and some advisors named in this prospectus reside in Argentina. Investors may not be able to effect service of process within the U.S. upon such persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the U.S., including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in an Argentine court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

Prior to any enforcement in Argentina, a judgment issued by a U.S. court will be subject to the requirements of Article 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code if enforcement is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires. Those requirements are: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action; (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action; (3) the judgment must be valid in the jurisdiction where rendered, and its authenticity must be established in accordance with the requirements of Argentine law; (4) the judgment does not violate the principles of public policy of Argentine law; and (5) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish, including, without limitation, the foreign judgment and other documents related thereto, requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language. See “Enforceability of Civil Liabilities.”

Future sales of substantial amounts of our class B shares and ADSs may depress the price of our class B shares and ADSs.

Future sales of substantial amounts of our class B shares and ADSs, or the perception that such future sales may occur, may depress the price of our class B shares and ADSs.  Any such sale may lead to a decline in the price of our class B shares and ADSs.  We cannot assure you that the price of our class B shares and ADSs would recover from any such decline in value.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our class B shares underlying ADSs or ADSs to be sold by the selling shareholder.  Such proceeds will be received by the selling shareholder.

DESCRIPTION OF CLASS B SHARES

The following information describes our common stock and provisions of our by-laws and of the Argentine Corporation Law.  This description is only a summary.  You should read and refer to our by-laws incorporated by reference in the registration statement of which this prospectus is a part and the 2015 Form 20-F.

SHARE CAPITAL

Our authorized capital stock consists of (i) 502,034,299 class A ordinary shares, (ii) 482,111,931class B shares and (iii) 234,748 class C ordinary shares, each class with a par value of Ps. 1.00 per share and the right to one vote per share, except for 15,221,373 class B shares that were repurchased by us while held in treasury and bearing no voting rights.  As of December 31, 2016 and March 21, 2017, we had (i) 502,034,299 outstanding class A ordinary shares, (ii) 482,111,931 outstanding class B shares and (iii) 234,748 outstanding class C ordinary shares of common stock.  All outstanding shares are fully paid in and our class B shares have been listed on the Buenos Aires Stock Exchange since 1992.  All outstanding ADSs representing rights to class B shares are listed on the New York Stock Exchange.

For a further description of our common stock, see “Item 10. Additional Information—Memorandum and Articles of Association” in 2015 Form 20-F.  On November 29, 2016, following the filing of the 2015 Form 20-F with the SEC, 7,133 class C ordinary shares were converted into class B shares.

DESCRIPTION OF ADSs

JPMorgan Chase Bank, N.A. (formerly Morgan Guaranty Trust Company of New York), as depositary, will deliver the American depositary shares, also referred to as “ADSs.”  Each ADS will represent five class B shares (or a right to receive five class B shares) deposited with the principal Buenos Aires office of Banco Santander Río S.A., as custodian for the depositary in Argentina.  Each ADS will also represent rights to any other securities, cash or other property which may be held by the depositary.  The depositary’s office at which the ADSs will be administered is currently located at 4 New York Plaza, New York, New York 10004.

You may hold ADSs either (A) directly by having an American Depositary Receipt, also referred to as an “ADR,” which is certificate evidencing a specific number of ADSs, registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depositary Trust Company, also called “DTC.”  If you hold ADSs directly, you are a registered ADS holder, also referred to as an “ADR holder.”  The obligations of the depositary under the deposit agreement are to ADR holders and this description assumes you are an ADR holder.  All holders of ADSs, however, are bound by the provisions of the deposit agreement even if they hold ADSs indirectly.  If you hold the ADS indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section.  You should consult your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  Argentine law governs shareholder rights.  The depositary will be the holder of the class B shares underlying your ADSs.  As a holder of ADRs, you will have ADR holder rights.  A deposit agreement among us, the depositary and the holders of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 28 of this prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the class B shares?

The depositary has agreed to pay to you the cash dividends or other distributions that it or the custodian receives on class B shares or other deposited securities, after deducting its fees and expenses.  You will receive these distributions in proportion to the number of class B shares your ADSs represent.

•                  Cash. The depositary will pay any cash dividend or other cash distribution on the class B shares in U.S. dollars.  The depositary will convert any foreign cash dividend or other cash distribution we pay on the class B shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States on a reasonable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid.  See “Taxation.”  The depositary will also deduct its expenses in (i) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine, (ii) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine and (iii) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time.  If the depositary is distributing the net proceeds from the sale of a non-cash distribution, it will also deduct its expenses in making such sale.  The depositary will distribute only whole U.S. dollars and cents and any fractional cents will be withheld without liability for interest and added to future cash distributions.  If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or a significant portion of the value of the distribution.

•                  Class B shares. The depositary may distribute additional ADSs representing rights to any class B shares we distribute as a dividend or free distribution.  The depositary will only distribute whole ADSs.  It will distribute, in the same way as it does with cash, U.S. dollars available to it from the net proceeds of sales of class B shares which would give rise to fractional ADSs.  If the depositary determines that a distribution of additional ADSs is not practicable with respect to any ADR holder, it may make any distribution it deems practicable, including the distribution of foreign currency or securities, or it may retain the class B shares as deposited securities in which case the outstanding ADSs will also represent rights to the new class B shares.  The depositary may sell a portion of the distributed shares (or ADSs representing rights to those shares) sufficient to pay its fees and expenses in connection with that distribution.

•                  Rights to purchase additional class B shares.  If we offer holders of our securities any rights to subscribe for additional class B shares or any other rights, the depositary will make these rights available to you to the extent that we timely furnish evidence satisfactory to the depositary that it may lawfully distribute such rights.  To the extent we do not furnish such evidence and sales of the rights are practicable, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash.  If it is not practicable to sell the rights by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise,  the depositary will allow the rights to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights in accordance with your instructions and purchase the class B shares on your behalf.  The depositary will then deposit the class B shares and deliver ADSs to you. It will only exercise rights if you pay the exercise price and any other charges the deposit agreement requires you to pay.

•                  Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is equitable and practical, after consulting with us, if practicable.  If it cannot make the distribution in that way, the depositary has a choice.  It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to hold what we distributed as deposited securities, in which case the outstanding ADSs will also represent rights to the newly distributed property.  The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits class B shares or evidence of rights to receive class B shares with the custodian.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and subject to your delivery to the depositary or the custodian of any other documents and/or instruments that may be required under the deposit agreement, the depositary will register the appropriate number of ADSs in the names you request and will deliver ADRs evidencing the ADSs to the persons you request.  At your request, risk and expense, the depositary may accept deposits for forwarding to the custodian and deliver ADRs at a place other than its office.

How do ADR holders cancel an ADS and obtain class B shares?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the class B shares and any other deposited securities underlying the ADS to you or a person you designate through the Caja de Valores, S.A. or institutions that maintain accounts at the Caja de Valores S.A., or by such other means as the depositary may deem practicable.  Or, at your request, risk and expense, the depositary may deliver the deposited securities at such other place as you may request.

Voting Rights

How do you vote?

You may instruct the depositary to vote the class B shares underlying your ADSs. Upon receipt of notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you.  The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the class B shares or other deposited securities underlying your ADSs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified.  The depositary will try, as far as practical, subject to the provisions of or governing our class B shares or other deposited securities, to vote or cause to be voted the class B shares or other deposited securities as you instruct.  Otherwise, you will not be able to exercise your right to vote unless you withdraw the class B shares.  However, you may not know about the meeting far enough in advance to withdraw the class B shares.

The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your class B shares. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your class B shares are not voted as you requested.

Record Dates

The depositary shall, after consultation with us, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by us) for the determination of the ADR holders who will be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such ADR holders will be so entitled.

Fees and Expenses for Holders of ADSs

Persons depositing or withdrawing class B shares or ADR holders must pay:	For:
• U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•                  Issuance of ADSs, including issuances resulting from a distribution of class B shares or rights or other property; and

•                  Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• Registration or transfer fees	• Transfer and registration of shares on any applicable share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary

•                  Stock transfer or other taxes and other governmental charges

•                  Cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or ADR holders delivering class B shares, ADRs or deposited securities; and

•                  Converting foreign currency into U.S. Dollars

The depositary collects its fees for the issuance and cancellation of ADSs from investors depositing shares or surrender of ADSs for the purpose of withdrawal or from intermediaries acting for them.  The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.   The depositary may generally refuse to provide fee-accruing services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs, on the rights to deposited securities represented by any of your ADSs, or on any distributions thereon. The depositary may refuse to register any transfer of your ADSs, to effect any split-up or combination thereof, or allow you to withdraw the rights to deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply distributions owed to you or sell rights to deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADR holders any proceeds, or send to ADR holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•                  Change the nominal or par value of our class B shares; reclassify, split up, consolidate or cancel any of the deposited securities; effect any distribution of securities or other property in respect of the class B shares that is not distributed to you; recapitalize, reorganize, merge, consolidate, or sell all or substantially all of our assets; or liquidate or enter into a receivership or bankruptcy

•                  The depositary may, in its discretion: (i) amend the ADRs; (ii) distribute additional or amended ADRs with or without asking you to surrender your outstanding ADRs in exchange for new ADRs; (iii) distribute some or all of the cash, securities or other property received by the depositary; (iv) sell any property received by the depositary and distribute the net proceeds of such sale; or (v) if the depositary does not take any of the foregoing actions, the cash, securities or other property received by the depositary will become deposited securities and each ADS will automatically represent rights to its equal share of the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial existing right of ADR holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADR holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary may, and at our request will, terminate the deposit agreement.  The depositary must notify ADR holders at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

•                  advise you that the deposit agreement is terminated;

•                  collect or sell distributions on the deposited securities; and

•                  deliver class B shares and other deposited securities upon cancellation of ADSs.

As soon as practicable after the expiration of six months from the date of termination, the depositary will sell any remaining deposited securities.  After that, the depositary will hold the net proceeds it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs.  It will not invest the money and has no liability for interest.  After making such sale, the depositary’s only obligations will be to account for the money and other cash.  After termination, we will have no obligations under the deposit agreement except for our obligations to the depositary and its agents.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary, and our respective agents:

•                  are not liable if either of us is prevented or delayed by law, regulation, the provisions of or governing any deposited securities, or circumstances beyond our control, or by reason of being subject to any civil or criminal penalty, from performing our obligations under the deposit agreement;

•                  are not liable for any exercise or failure to exercise any discretion given to either of us in the deposit agreement or the ADRs;

•                  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

•                  are not liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting class B shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information; and

•                  may rely upon any documents we believe to be genuine and to have been signed or presented by the proper party.

The depositary and its agents have no obligation to become involved in any lawsuit or other proceeding related to the deposited securities or the ADRs.  The Company and its agents have no obligation to become involved in any such lawsuit or other proceeding which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including legal fees and disbursements) and liability is furnished as often as may be required.

The depositary and its agents (i) are not responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any vote and (ii) may own and deal in any class of our securities and our affiliates and in ADRs.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, effect a split-up or combination of ADRs, or permit withdrawal of class B shares or other property, the depositary may require:

•                  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any class B shares or other deposited securities;

•                  payment of the depositary’s charges and/or expenses in respect of such transaction, as set forth in the deposit agreement;

•                  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•                  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs, register transfers of ADSs or accept ADSs for cancellation when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so, provided that the withdrawal of deposited securities can only be restricted for the reasons indicated below.

Your Right to Receive the Class B shares Underlying your ADSs

You have the right to surrender your ADRs and withdraw the underlying class B shares at any time except:

•                  when temporary delays arise because: the depositary has closed its transfer books or we have closed our transfer books; the transfer of class B shares is blocked to permit voting at a shareholders’ meeting; or we are paying a dividend on our class B shares;

•                  when you owe money to pay fees, taxes and similar charges; or

•                  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of class B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Disclosure of interests and limitations on ownership

The depositary will use reasonable efforts, with respect to the ADRs, to follow our instructions regarding enforcement of the provisions of or governing the class B shares or any other deposited securities, or the rules or regulations of the Bolsa de Comercio de Buenos Aires, S.A., the Comisión Nacional de Valores of Argentina or other governmental authorities that require disclosure of beneficial or other ownership of our class B shares or limit ownership of those securities and may provide for blocking transfer and voting or other rights to enforce those disclosure requirements or ownership limitations. You must comply with all such disclosure requirements and ownership limitations and cooperate with the depositary’s compliance with our instructions in respect thereof.

Books of Depositary

The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADRs.  You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of our business or matters relating to the deposit agreement.

The depositary will maintain in New York facilities for the delivery and surrender of ADRs. The ADR register may be closed from time to time when deemed expedient by the depositary or requested by us.

Pre-Release Transactions

The depositary may issue ADSs before deposit of underlying shares. These transactions are commonly referred to as “pre-release transactions.” Each pre-release transaction will be subject to a written agreement between the recipient of pre-released ADSs and the depositary providing that such recipient represents that it (a) owns the shares that are to be delivered by the recipient under such pre-release transaction, (b) assigns all beneficial right, title and interest in the shares to the depositary, (c) holds such shares for the account of the depositary and (d) will deliver such shares to the custodian as soon as practicable and promptly upon demand.  In addition, each pre-release transaction will at all times be fully collateralized with cash or U.S. government securities.

The aggregate number of ADSs involved in pre-release transactions at any one time shall not normally be more than 20% of all ADSs (excluding pre-released ADSs).  The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Available Information

The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders at the offices of the depositary and the custodian.

Governing Law

The deposit agreement and the ADRs are governed by and shall be construed in accordance with the laws of the State of New York.

TAXATION

The following summary of certain Argentine federal and U.S. federal income tax considerations contains a description of the principal Argentine federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Argentina, or U.S. federal taxes other than income taxes.

This summary is based on the tax laws of Argentina and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Argentina and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of securities should consult their own tax advisors as to the Argentina, United States or other tax consequences of the purchase, ownership and disposition of the securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Material Argentine Tax Considerations

The following summary of certain Argentine tax matters is based upon the tax laws of Argentina and regulations thereunder as of the date of this prospectus, and is subject to any subsequent change in Argentine laws and regulations which may come into effect after such date. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this prospectus will agree with this interpretation. Holders should carefully read “Risk Factors—Risks Related to Our Shares and ADSs—Changes in Argentine tax laws may adversely affect the tax treatment of our class B shares underlying ADSs or ADSs” in this prospectus and consult their tax advisors regarding the tax treatment of the class B shares underlying ADSs and ADSs.

Taxation on dividends

Before the amendments made by Law No. 27,260, dividends distributed, whether in cash, property or any other kind (except for stock dividends), were subject to an income tax withholding, or the “Dividend Tax,” at a 10% rate on the amount of such dividends except for those beneficiaries that were domestic corporate taxpayers. This Dividend Tax was repealed by this law. Consequently, there is currently no income tax withholding on dividends in respect of both Argentine and non-Argentine resident shareholders.

Under the Argentine Income Tax Law, a corporation that makes a distribution of dividends to its shareholders in excess of the amount of its accumulated taxable net income at the close of the previous taxable year, as determined by application of the Argentine Income Tax Law, must withhold a 35% tax from such excess (the “Equalization Tax”). For purposes of this rule, the amount of income to be considered shall be determined by (1) deducting from taxable income (calculated under the general rules of the Argentine Income Tax Law) the income tax paid by the Company and (2) adding the dividends and profits not subject to tax received as distributions from other corporations. If the distribution is in-kind, then the corporation must pay the tax to the Argentine tax authorities and will be entitled to seek reimbursement from the shareholders.

Capital gains

The results derived from the transfer of shares and other equity interests, bonds and other securities of Argentine companies are subject to Argentine capital gains tax, regardless of the type of beneficiary who realizes the gains. Capital gains obtained by Argentine taxpayers (in general, entities organized or incorporated under Argentine law and local branches of non-Argentine entities) derived from the sale, exchange or other disposition of shares are subject to income tax at the rate of 35% on net income.

Income derived by Argentine resident individuals from the sale of shares and other securities is subject to income tax at a 15% rate on the net gain, unless such securities were traded in stock markets and/or have public offering authorization, in which case an exemption applies. The implementing Decree 2334/2013 introduced a provision stating that the exemption applies to gains derived from the sale of shares and other securities made through a stock exchange market duly authorized by the CNV.

It is not clear whether the term “includes” (as used in the implementing Decree 2334/2013) means that the exemption only refers to sales of securities made through a stock exchange market duly authorized by the CNV or whether the implementing Decree 2334/2013 intended to clarify that such sales were just one of the possibilities that may be covered by the exemption (in addition to publicly offering authorized securities, as provided in the Argentine Income Tax Law).

Capital gains obtained by non-Argentine residents from the sale, exchange or other disposition of shares and other equity interests, bonds and other securities of Argentine companies are subject to capital gains tax.  In such cases, gains are subject to Argentine tax at a rate of 15% on the net presumed gain provided by the Argentine Income Tax Law for this type of transaction, which is 90% of the transaction’s price, resulting in an effective rate of 13.5%.  The nonresident seller may opt to be taxed on the net gain resulting from the deduction of the expenses incurred in Argentina necessary for its obtaining, maintenance and conservation, as well as the deductions admitted by the Argentine Income Tax Law.  For that purpose, the nonresident seller has to furnish the purchaser with supporting evidence of the amounts to be deducted from the transaction’s price, which may or may not be accepted by the purchaser.  There is currently no regulation under Argentine law with respect to how this election can be made.  When both the seller and the buyer are non-Argentine residents, the person liable to pay the tax shall be the buyer of the shares, equity interests or other securities transferred.  However, as of the date of this prospectus, no regulations have been issued stipulating the withholding and payment mechanism for transactions between nonresidents. Following the amendments made by Law No. 26,893, and its implementing Decree 2334/13, the tax treatment applicable to gains obtained by non- residents from the sale of ADSs is open to interpretation. Additionally, should the sale of ADSs take place between non-Argentine parties and such sale were deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued yet regarding the mechanism through which payment would be effectuated to satisfy such obligation. Conversely, if the sale of ADSs were deemed to give rise to foreign source income, no income tax would apply. Therefore, holders of the class B shares underlying ADSs or ADS are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from holding and disposing of not only the class B shares underlying ADSs but also the ADSs.

Personal assets tax

Argentine companies, such as us, have to assess and pay the personal assets tax corresponding to their shareholders that are Argentine individuals and non-Argentine resident persons. The tax rate in effect through December 31, 2015 was 0.50%.  As of December 31, 2016, Law No. 27,260 lowered the rate to 0.25%, which is to be assessed on the proportional net worth value (valor patrimonial proporcional), of the shares as per the Argentine entity’s last financial statements prepared under Argentine GAAP. Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Pursuant to Law No. 27,260, Argentine companies that have properly fulfilled their tax obligations during the two fiscal year periods prior to the 2016 fiscal year and comply with certain other requirements may qualify for an exemption from the personal asset tax for the 2016, 2017 and 2018 fiscal years. The request for this tax exemption must be filed before March 31, 2017.

We cannot assure you that we will be able to fulfill those requirements and will be entitled to apply for the referred exception.

Value added tax

The sale, exchange or other disposition of our shares and ADSs, and the distribution of dividends in connection therewith are exempted from the value added tax.

Tax on Deposits to and Withdrawals from Bank Accounts

The tax on deposits to and withdrawals from bank accounts under Law No. 21,526 applies to certain deposits to and withdrawals from bank accounts with Argentine financial institutions and to other transactions that, due to their special nature and characteristics, are similar or could be used in lieu of a deposit to or withdrawal from a bank account. Therefore, any deposit to or withdrawal from a bank account opened in an institution regulated by Law No. 21,526, or any transaction deemed to be used in lieu of a deposit to or withdrawal from a bank account, is subject to the tax on deposits and withdrawals unless a particular exemption is applicable. The tax rate in effect since August 1, 2001 has been 0.6% of the transaction volume.

Decree No. 534/2004 provides that owners of bank accounts subject to the general tax rate of 0.6% may take into account as a tax credit of 34% of the tax originated in credits on such bank accounts. This amount may be computed as a credit for the income tax and tax on minimum presumed income. The amount computed as a credit is not deductible for income tax purposes.

Tax on minimum presumed income

Companies located in Argentina are required to pay an amount equal to the greater of the income tax or the tax on minimum presumed income. The tax on minimum presumed income is computed based on 1% of the value of our assets. The value of our assets is determined in accordance with the criteria established under Argentine tax laws. The amount of any income tax paid during the fiscal year may be applied against the tax on minimum presumed income that would be payable in such fiscal year. The amount of any tax on minimum presumed income paid in excess of the income tax for such fiscal year may be carried forward for a period of up to ten years. This excess may be treated as a credit to be applied against the income tax payable in a future year to the extent the tax on minimum presumed income for the year does not exceed income tax payable for such future year.

According to Law No. 27,260, the tax on minimum presumed income is abolished for the fiscal years beginning from January 1, 2019.

Turnover tax

In addition, gross turnover tax could be applicable to Argentine residents on the transfer of shares and on the perception of dividends to the extent such activity is conducted on a regular basis within an Argentine province or within the City of Buenos Aires. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the perception of dividends are exempt from gross turnover tax. Holders of the class B shares underlying ADSs or ADSs are encouraged to consult a tax advisor as to the particular Argentine gross turnover tax consequences derived from holding and disposing of the class B shares underlying ADSs or ADSs.

Stamp taxes

Stamp tax is a provincial tax that is levied based on the formal execution of public or private instruments. Documents subject to stamp tax include, among others, all types of contracts, notarial deeds and promissory notes. Each province and the City of Buenos Aires have its own stamp tax legislation. Stamp tax rates vary according to the jurisdiction and type of agreement involved. In certain jurisdictions, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

Other taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our shares.

Tax treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, although there is currently no tax treaty or convention in effect between Argentina and the United States. On December 23, 2016, Argentina and the United States signed an agreement for the exchange of information relating to taxes.

United States Federal Income Taxes

The following discussion is a summary of certain U.S. federal income tax consequences for a U.S. holder (as defined below) of the acquisition, ownership and disposition of our ADSs or class B shares underlying ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities, including alternative minimum tax and Medicare tax on net investment income.  This summary applies only to U.S. holders that hold ADSs or class B shares underlying ADSs as capital assets for U.S. federal income tax purposes and does not address investors that are members of a class of holders subject to special rules, such as:

•                  financial institutions;

•                  dealers in securities or currencies;

•                  dealers or traders in securities who use a mark-to-market method of tax accounting;

•                  life insurance companies;

•                  persons that hold ADSs or class B shares underlying ADSs that are a hedge or that are hedged against interest rate or currency risks;

•                  persons that hold ADSs or class B shares underlying ADSs as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ADSs or class B shares underlying ADSs;

•                  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•                  tax-exempt entities;

•                  persons that own or are deemed to own 10% or more of any class of our shares;

•                  persons who acquired ADSs or class B shares underlying ADSs pursuant to the exercise of an employee stock option or otherwise as compensation; or

•                  persons holding ADSs or class B shares underlying ADSs in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ADSs or class B shares underlying ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding ADSs or class B shares underlying ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the ADSs or class B shares underlying ADSs.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect.  These authorities are subject to change, possibly on a retroactive basis.  In addition, this summary assumes the deposit agreement, and all other related agreements, will be performed in accordance with their terms.  As mentioned above, there is currently no income tax treaty or convention in effect between Argentina and the United States.  U.S. holders should consult their tax advisers regarding the U.S., Argentine or other tax consequences of the acquisition, ownership and disposition of ADSs or class B shares underlying ADSs in their particular circumstances, including the effect of any state or local tax laws.

As used herein, the term “U.S. holder” means a holder that, for U.S. federal income tax purposes, is a beneficial owner of ADSs or class B shares underlying ADSs and is:

•                  a citizen or individual resident of the United States;

•                  a U.S. domestic corporation; or

•                  otherwise subject to U.S. federal income tax on a net income basis with respect to income from the ADS or common share.

In general, for U.S. federal income tax purposes, holders of ADSs will be treated as the owners of the underlying class B shares represented by those ADSs.  Accordingly, no gain or loss will be recognized if such holder exchanges ADSs for the underlying class B shares represented by those ADSs.

This discussion assumes that Telecom Argentina is not, and will not become, a PFIC, as described below.

Distributions

To the extent paid out of our current or accumulated earnings and profits (as determined in accordance with U.S. federal income tax principles), the gross amount of distributions made with respect to ADSs or class B shares underlying ADSs will generally be included in the income of a U.S. holder as ordinary dividend income.  Because Telecom Argentina does not maintain calculations of its earnings and profits under U.S. federal income tax principles, U.S. holders should expect that a distribution will generally be treated as a dividend.  Dividends will generally be treated as foreign-source and “passive category” income to U.S. holders and will not be eligible for the “dividends-received deduction” generally allowed to U.S. corporations under the Code.  Dividends will be included in a U.S. holder’s income on the date of the U.S. holder’s (or in the case of ADSs, the depositary’s) receipt of the dividend.  The amount of the distribution will equal the U.S. dollar value of the pesos received (including amounts withheld in respect of Argentine Taxes), calculated by reference to the exchange rate in effect on the date such distribution is received (which, for holders of ADSs, will be the date such distribution is received by the Depositary), whether or not the Depositary or U.S. holder in fact converts any pesos received into U.S. dollars.  If the distribution is converted into U.S. dollars on the date of receipt, U.S. holders should not be required to recognize foreign currency gain or loss in respect of the dividend income.  Any gains or losses resulting from the conversion of pesos into U.S. dollars after the date on which the distribution is received will be treated as ordinary income or loss of the U.S. holder and will be U.S.-source income or loss for foreign tax credit purposes.

Subject to certain exceptions for short-term (60 days or less) and hedged positions, the U.S. dollar amount of dividends paid to certain individuals or other non-corporate U.S. holders will be taxable at the preferential rates if the dividends are “qualified dividends.” Dividends paid on the ADSs are generally treated as “qualified dividends” if (1) the ADSs are readily tradable on a securities market in the United States (such as the NYSE, where our ADSs are currently traded) and (2) we were not, in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid, a PFIC (see “If we are a passive foreign investment company for U.S. federal income tax purposes for any taxable year, U.S. holders of our ADSs could be subject to adverse U.S. federal income tax consequences.”).  Based on our consolidated financial statements and relevant market data, we believe that Telecom Argentina was not a PFIC for U.S. federal income tax purposes with respect to our 2016 taxable year.  In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market data, we do not anticipate becoming a PFIC for our 2017 taxable year or the foreseeable future, although there can be no assurance in this regard.  Based on existing guidance, it is not entirely clear whether dividends received with respect to the class B shares underlying ADSs will be treated as qualified dividends, because the class B shares underlying ADSs are not themselves listed on a U.S. exchange.  U.S. holders should consult their tax advisers regarding the availability of the preferential dividend tax rates in light of their particular circumstances.

Distributions of additional shares in respect of ADSs or class B shares underlying ADSs that are made as part of a pro-rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale or Other Disposition

Gain or loss realized by a U.S. holder on the sale or other disposition of ADSs or class B shares underlying ADSs will be subject to U.S. federal income tax as U.S.-source capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the ADSs or class B shares underlying ADSs for more than one year.  The amount of the gain or loss will be equal to the difference between the U.S. holder’s tax basis in the ADSs or class B shares underlying ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars.  Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates.  The deductibility of capital losses is subject to limitations.  If an Argentine tax is withheld, or otherwise paid, on the sale or disposition of ADSs or class B shares underlying ADSs, a U.S. holder’s amount realized will include the gross amount of the proceeds of the sale or disposition before deduction of the Argentine tax.  See “—Material Argentine Tax Considerations—Capital gains” for a description of when a disposition may be subject to taxation by Argentina.

Foreign tax credit considerations

Because any gain realized on the sale or other disposition of ADSs or class B shares underlying ADSs will be treated as U.S. source, an investor generally would not be able to use the foreign tax credit arising from any Argentine tax imposed on such disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

In addition, amounts paid on account of the personal assets tax (as described in “—Material Argentine Tax Considerations—Personal assets tax”) generally will not be treated as an income tax for U.S. federal income tax purposes and will consequently not be eligible for credit against a U.S. holder’s federal income tax liability.  The rules governing foreign tax credits are complex, and U.S. holders should consult their tax advisers regarding the creditability and deductibility of foreign taxes in their particular circumstances.

Foreign Financial Asset Reporting

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets.   “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions.  The understatement of income attributable to “specified foreign financial assets” in excess of U.S.$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed.  U.S. holders that fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisers regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless the U.S. holder (1) provides a correct taxpayer identification number and certifies that it is not subject to backup withholding or (2) otherwise establishes an exemption from backup withholding.  The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

HOLDERS OF ADSs OR CLASS B SHARES UNDERLYING ADSS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE ARGENTINE, U.S. OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs AND CLASS B SHARES UNDERLYING ADSS, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAX LAWS.

SELLING SHAREHOLDER

The selling shareholder may from time to time offer our class B shares of common stock, including rights to class B shares represented by ADSs, for resale.  We are registering these class B shares underlying ADSs and ADSs in order to permit the selling shareholder to publicly offer these class B shares underlying ADSs and ADSs for resale from time to time.  The selling shareholder may sell all, some or none of the class B shares underlying ADSs or ADSs covered by this prospectus.

Information regarding the selling shareholder, the number of the class B shares underlying ADSs or ADSs being offered by the selling shareholder and the change of its ownership percentage resulting from sale of such offered class B shares underlying ADSs will be provided in the applicable prospectus supplement relating to that offer.

PLAN OF DISTRIBUTION

The selling shareholder may, from time to time, sell shares, including rights to class B shares represented by ADSs, through agents, underwriters or dealers, or directly to one or more purchasers.

The prospectus supplement relating to any offering of the securities will identify or describe:

•                  any underwriter, dealers or agents;

•                  the compensation of any underwriter, dealers or agents;

•                  our net proceeds from the offering;

•                  the purchase price of the securities;

•                  over-allotment;

•                  lock-up agreements;

•                  stabilization agreements;

•                  jurisdictions where securities are offered;

•                  the initial public offering price of the securities; and

•                  any exchange on which the securities will be listed.

The selling shareholder may designate agents who agree to use their reasonable efforts to solicit purchase of securities during the term of their appointment to sell securities on a continuing basis.

If the selling shareholder use underwriters for the sale of securities, they will acquire securities for their own account.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless we state otherwise in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of those securities.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the selling shareholder use dealers in the sale, unless we indicate otherwise in the applicable prospectus supplement, the selling shareholder will sell securities to the dealers as principals.  The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

The selling shareholder may also sell securities directly without using agents, underwriters or dealers.

Underwriters, dealers and agents that participate in the distribution of the securities may be “underwriters” as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of securities may be treated as underwriting discounts and commissions under the Securities Act 1933.  Agreements that the selling shareholder will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities, including liabilities under the Securities Act.  The agreement may also entitle them to contribution for payments which they may be required to make as a result of these liabilities.  Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In the event that we do not list securities of any type or series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice.  Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 20-F of Telecom Argentina S.A for the year ended December 31, 2015 and the audited historical financial statements and management’s assessment of the effectiveness of internal control over financial reporting included on the current report on Form 6-K, dated March 22, 2017, have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

Certain matters of New York law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.  The validity of the class B shares underlying such ADSs will be passed upon for us by Errecondo, González & Funes Abogados, our Argentine counsel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Argentina.  A significant portion of our and our subsidiaries’ assets are located outside the United States.  Almost all of our directors and all our officers and certain advisors named in this prospectus reside in Argentina.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Our Argentine counsel, Errecondo, González & Funes Abogados, has advised us that it may be difficult for an investor to bring in an Argentine court an original action predicated solely upon the civil liability provisions of U.S. federal securities laws against us, our directors and/or our officers.  There is doubt as to whether Argentine courts would permit such actions or enforce any civil liabilities thereon.

If enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be subject to the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code.  Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action; (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action; (3) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (4) the judgment does not violate the principles of public policy of Argentine law; and (5) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.  Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language.

The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim.  Such tax rate varies from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898).  Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff).

Subject to compliance with Article 517 of the Argentine Federal Civil and Commercial Procedure Code described above, a judgment against us or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

We have been further advised by our Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours, our directors, our executive officers and/or the advisors named in this prospectus, respectively, may be limited by provisions in Argentine law.

A plaintiff (whether Argentine or non-Argentine) residing outside Argentina during the course of litigation in Argentina may be required to provide a bond to guarantee court costs and legal fees incurred under such litigation, if the plaintiff owns no real property in Argentina that could secure such payment.  The aforementioned bond should have a value at least sufficient to pay for court fees and defendant’s attorney fees in the corresponding litigation, as determined by the Argentine judge.  This requirement does not apply to the enforcement of foreign judgments.  See “Risk Factors—Risks Related to Our Shares and ADSs—We are organized under the laws of Argentina and holders of our ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, which we have filed with the SEC on Form F-3 under the Securities Act.  This prospectus does not contain all of the information set forth in the registration statement.  Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete.  We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents.  Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.  You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.  You may also read and copy certain documents we submit to the NSYE at its offices at 11 Wall Street, New York, New York 10005.  We maintain an Internet site at www.telecom.com.ar.  Information contained on our site is not part of this prospectus or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act.  As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events.  We are also subject to the informational requirements of the MERVAL and the CNV. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the MERVAL and the CNV.  Our public filings with the CNV are electronically available from the CNV’s Internet site at www.cnv.gob.ar. Information contained on this website is not part this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement.  We incorporate by reference the following documents:

•                             our annual report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 29, 2016 (SEC File No. 001-13464);

•                             our current reports on Form 6-K furnished with the SEC on May 10, 2016, August 1, 2016, August 10, 2016, November 25, 2016, February 3, 2017, February 17, 2017 (regarding the resignation of an alternative director on the board of directors), March 9, 2017, March 10, 2017 (regarding the resignation of a director on the board of directors), March 14, 2017, March 16, 2017 (both Form 6-Ks filed on this date), March 17, 2017 (regarding the resignation one director and three alternative directors on the board of directors) and March 20, 2017;

•                             our current report on Form 6-K furnish with the SEC on March 22, 2017 containing our annual financial statements for the fiscal year ended on December 31, 2016;

•                             any future annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•                             any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in our registration statement on Form F-3.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Alicia Moreau de Justo 50, City of Buenos Aires, Argentina (C1107AAB), Attention: Solange Barthe Dennin, telephone + (54-11) 4968-3628.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.                          Indemnification of Directors and Officers.

Under Argentine law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void.  A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor.  We maintain an officers’ and directors’ insurance policy covering claims brought against our officers and/or directors relating to the performance of their duties.  At present, the total amount covered by this insurance is U.S.$75,000,000.  Also, at our shareholders’ meeting held on April 8, 2016, our shareholders approved the grant of indemnity to (1) the regular and alternate members of our board of directors and of supervisory committee that have resigned their positions due to the change of our indirect controlling shareholder and (2) our former directors and supervisory committee members nominated or appointed, directly or indirectly, by the former controlling shareholder (the “persons subject of indemnity”) in relation to their acts and omissions that occurred before or on March 8, 2016, in the case of the directors, and before or on April 8, 2016, in the case of supervisory committee members, to the extent and as far as it is allowed by Argentine law and by the By-laws, and for a six-year period beginning on the abovementioned dates.

Item 9.                          Exhibits.

Exhibit Index

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.

4.1

Deposit Agreement, among Telecom Argentina, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of American Depositary Shares issued hereunder (previously filed as an Exhibit to our registration statement on Form F-6 (SEC File No. 33-86048) on November 8, 1994 and incorporated by reference herein).

4.2

Form of American Depositary Receipt (previously filed as Exhibit 99(a)(3) to our registration statement on Form F-6 (SEC File No. 333-201061) on December 18, 2014 and incorporated by reference herein).

5.1*	Opinion of Errecondo, González & Funes Abogados, Telecom Argentina’s Argentine counsel, as to the legality of the class B shares underlying ADSs being registered.

8.1*	Opinion of Errecondo, González & Funes Abogados, Telecom Argentina’s Argentine counsel, as to Argentine tax matters.

23.1	Consent of Price Waterhouse & Co. S.R.L.

23.2*	Consents of Errecondo, González & Funes Abogados (included in Exhibits 5.1 and 8.1).

24.1	Powers-of-attorney (included in the signature page of this registration statement).

*	To be filed by Telecom Argentina on a Form 6-K depending on the nature of the offering, if any, pursuant to this registration statement.

Item 10.                   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section (10)(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes that:

(1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES OF TELECOM ARGENTINA S.A.

Pursuant to the requirements of the Securities Act of 1933, Telecom Argentina S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina, on March 22, 2017.

TELECOM ARGENTINA S.A.

By:	/S/ PEDRO G. INSUSSARRY
Name:	Pedro G. Insussarry
Title:	Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Mariano Marcelo Ibañez, Pedro Chomnalez,  Baruki Luis Alberto González, Pedro Gastón Insussarry and Héctor Gaspar Buscalia, jointly and severally (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on March 22, 2017.

Signature	Title

/S/ GERMÁN H. VIDAL	Chief Executive Officer
Germán H. Vidal

/S/ PEDRO G. INSUSSARRY	Interim Chief Financial Officer
Pedro G. Insussarry

/S/ HÉCTOR GASPAR BUSCALIA	Chief Accounting Officer
Héctor Gaspar Buscalia

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on March 22, 2017.

Signature	Title

/S/ MARIANO MARCELO IBAÑEZ	Chairman of the Board of Directors
Mariano Marcelo Ibañez

/S/ CARLOS ALEJANDRO HARRISON	Director
Carlos Alejandro Harrison

/S/ MARTÍN HÉCTOR D’AMBROSIO	Director
Martín Héctor D’Ambrosio

/S/ ESTEBAN GABRIEL MACEK	Director
Esteban Gabriel Macek

/S/ ENRIQUE HORACIO BOILINI	Director
Enrique Horacio Boilini

/S/ PEDRO ÁNGEL COSTOYA	Director
Pedro Ángel Costoya

/S/ DARÍO LEANDRO GENUA	Director
Darío Leandro Genua

Signature of Authorized Representative of Telecom Argentina S.A.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Telecom Argentina S.A., has signed this registration statement in the City of Newark, State of Delaware, on March 22, 2017.

Signature	Title

/S/ DONALD J. PUGLISI	Authorized Representative in the United States
Donald J. Puglisi

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

4.1

Deposit Agreement, among Telecom Argentina, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of American Depositary Shares issued hereunder (previously filed as an Exhibit to our registration statement on Form F-6 (SEC File No. 33-86048) on November 8, 1994 and incorporated by reference herein).

4.2

Form of American Depositary Receipt (previously filed as Exhibit 99(a)(3) to our registration statement on Form F-6 (SEC File No. 333-201061) on December 18, 2014 and incorporated by reference herein).

5.1*	Opinion of Errecondo, González & Funes Abogados, Telecom Argentina’s Argentine counsel, as to the legality of the class B shares underlying ADSs being registered.

8.1*	Opinion of Errecondo, González & Funes Abogados, Telecom Argentina’s Argentine counsel, as to Argentine tax matters.

23.1	Consent of Price Waterhouse & Co. S.R.L.

23.2*	Consents of Errecondo, González & Funes Abogados (included in Exhibits 5.1 and 8.1).

24.1	Powers of attorney (included in the signature page of this registration statement).

*	To be filed by Telecom Argentina on a Form 6-K depending on the nature of the offering, if any, pursuant to this registration statement.